Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2012 and December 31, 2011

and for the periods ended March 31, 2012 and 2011

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	March 31, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,126,071 and $1,811,171)	$2,201,704	$1,863,877
Investments carried at fair value	166,822	164,610
Investments pledged as collateral, at fair value (amortized cost $1,002,406 and $1,371,670)	1,044,903	1,426,413
Short-term investments held as available-for-sale, at fair value (amortized cost $520,380 and $598,117)	521,283	599,094
Other investments (amortized cost of $9,349 and $9,376)	14,450	14,867

Total investments	3,949,162	4,068,861

Cash and cash equivalents	238,493	137,170
Securities purchased under agreements to resell	999,000	1,335,000
Secured loan to an affiliate	1,130,000	1,130,000
Accrued investment income	60,720	40,254
Deferred acquisition costs	480,896	504,591
Premiums receivable	281,685	288,214
Insurance loss recoverable	161,225	150,143
Property and equipment at cost (less accumulated depreciation of $7,006 and $6,082)	60,753	61,035
Receivable for investments sold	36,986	1,517
Current income taxes	10,760	7,198
Other assets	13,190	14,573

Total assets	$7,422,870	$7,738,556

Liabilities and shareholder’s equity
Liabilities:
Unearned premium revenue	$2,328,221	$2,442,794
Loss and loss adjustment expense reserves	174,501	161,937
Securities sold under agreements to repurchase	999,000	1,335,000
Deferred income taxes, net	225,706	237,539
Payable for investments purchased	14,412	3,039
Derivative liabilities	8,387	8,513
Other liabilities	98,447	16,471

Total liabilities	3,848,674	4,205,293

Commitments and contingencies (See Note 9)

Shareholder’s equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares — 500,000 shares	15,000	15,000
Additional paid-in capital	2,363,016	2,363,164
Retained earnings	1,107,798	1,073,775
Accumulated other comprehensive income (loss), net of tax of $41,620 and $37,698	77,734	70,519

Total shareholder’s equity of National Public Finance Corporation	3,563,548	3,522,458
Noncontrolling interest	10,648	10,805

Total equity	3,574,196	3,533,263

Total liabilities and shareholder’s equity	$7,422,870	$7,738,556

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Revenues:
Premiums earned:
Scheduled premiums earned	$57,934	$76,284
Refunding premiums earned	42,875	11,756

Premiums earned (net of ceded premiums of $1 and $0)	100,809	88,040
Net investment income	53,909	58,042
Fees, reimbursements and other	1,597	1,610

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	105	122
Unrealized gains (losses) on insured derivatives	20	(81)

Net change in fair value of insured derivatives	125	41
Net gains (losses) on financial instruments at fair value and foreign exchange	9,894	3,586

Total revenues	166,334	151,319

Expenses:
Losses and loss adjustment	14,342	3,345
Amortization of deferred acquisition costs	22,145	19,276
Operating	80,453	18,502
Interest expense	10	-

Total expenses	116,950	41,123

Income before income taxes	49,384	110,196

Provision for income taxes	15,253	28,911

Net income	34,131	81,285
Net income attributable to noncontrolling interest	108	-

Net income available to common shareholder	$34,023	$81,285

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net income	$34,131	$81,285

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period, net of tax of $5,289 and $6,388	9,754	(7,613)
Less: Reclassification adjustments for (gains) losses included in net income, net of tax of $1,367 and $1,138	(2,539)	(2,113)

Unrealized gains (losses) on available-for-sale securities, net	7,215	(9,726)

Total other comprehensive income (loss), net of tax	7,215	(9,726)

Comprehensive income (loss)	41,346	71,559
Less: comprehensive (income) loss attributable to noncontrolling interest	(108)	-

Comprehensive income attributable to common shareholder	$41,238	$71,559

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Three Months Ended March 31, 2012

(In thousands except share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity	Noncontrolling Interest	Total Equity

	Common Stock
	Shares	Amount

Balance, December 31, 2011	500,000	$15,000	$2,363,164	$1,073,775	$70,519	$3,522,458	$10,805	$3,533,263

Net income	-	-	-	34,023	-	34,023	108	34,131
Other comprehensive income (loss)	-	-	-	-	7,215	7,215	-	7,215
Share-based compensation net of tax of $148	-	-	(148)	-	-	(148)	-	(148)
Distributions to noncontrolling interest	-	-	-	-	-	-	(265)	(265)

Balance, March 31, 2012	500,000	$15,000	$2,363,016	$1,107,798	$77,734	$3,563,548	$10,648	$3,574,196

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Premiums, fees and reimbursements received	$4,481	$3,656
Return of refunded premiums paid	(9,701)	-
Investment income received	41,453	69,093
Financial guarantee losses and loss adjustment expenses paid	(12,863)	(22,933)
Operating and employee related expenses paid	(20,142)	(39,533)
Income taxes paid	(34,719)	(114,077)

Net cash used by operating activities	(31,491)	(103,794)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(264,204)	(412,224)
Sale and redemption of fixed-maturity securities	309,295	551,097
Principal paydown on assets pledged by an affiliate	23,700	-
Sale (purchase) of short-term investments, net	63,630	50,865
Sale (purchase) of other investments, net	1,261	-
Capital expenditures	(603)	(457)

Net cash provided by investing activities	133,079	189,281

Cash flows from financing activities:
Distributions to noncontrolling interest, net	(265)	-

Net cash used by financing activities	(265)	-

Net increase in cash and cash equivalents	101,323	85,487
Cash and cash equivalents - beginning of period	137,170	9,072

Cash and cash equivalents - end of period	$238,493	$94,559

Reconciliation of net income to net cash used by operating activities:
Net income	$34,023	$81,285
Adjustments to reconcile net income to net cash used by operating activities:
Changes in:
Accrued investment income	(20,442)	3,144
Premiums receivable	6,529	3,203
Deferred acquisition costs	23,695	18,561
Unearned premium revenue	(114,573)	(88,268)
Loss and loss adjustment expense reserves	12,564	(17,725)
Insurance loss recoverable	(11,082)	(1,863)
Payable to affiliates	1,482	(21,787)
Accrued expenses	58,804	(231)
Current income taxes	(3,562)	(89,025)
Amortization of bond discounts, net	4,600	6,285
Depreciation	885	816
Net gains (losses) on financial instruments at fair value and foreign exchange	(9,894)	(3,586)
Unrealized losses on insured derivatives	(20)	81
Deferred income tax provision	(15,904)	3,859
Noncontrolling interest	108	-
Other operating	1,296	1,457

Total adjustments to net income	(65,514)	(185,079)

Net cash used by operating activities	$(31,491)	$(103,794)

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity

Summary

National Public Finance Guarantee Corporation (“National”) is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). National Real Estate Holdings of Armonk, LLC is a wholly-owned subsidiary of National.

Through its reinsurance of U.S. public finance financial guarantees from MBIA Insurance Corporation and Financial Guaranty Insurance Company, National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

Business Developments and Risks and Uncertainties

National has not written any meaningful amount of business since its formation in 2009, and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. As of March 31, 2012, National was rated BBB with a developing outlook by Standard & Poor’s Financial Services LLC (“S&P”) and Baa2 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

MBIA Inc. has put in place agreements that allocate liquidity resources among its subsidiaries in order to fund commutations and provide liquidity where needed. Such agreements between National and its affiliates have required the approval of the New York State Insurance Department of Financial Services (“NYSDFS”). National’s ability to continue to provide its affiliates with liquidity and capital support and to pay dividends to MBIA Inc. will, in most cases, require further approvals from the NYSDFS, and there can be no assurance that National will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require National to agree to take, or refrain from taking certain actions.

Litigation over the NYSDFS’ approval of National’s creation or additional hurdles to achieving high stable ratings may impede National’s ability to resume writing municipal bond insurance for some time, reducing its long-term ability to generate capital and cash from operations.

Recently, many state and local governments that issue some of the obligations National insures have reported unprecedented budget shortfalls, which could lead to claims on insurance policies issued by National. Although National’s insurance loss reserves are estimates of expected losses based on all available information, there is a possibility that such losses could increase significantly as a result of unexpected future defaults on insured bonds.

As of March 31, 2012, National had $2.9 billion of statutory capital. Statutory capital, defined as policyholders’ surplus and contingency reserves, is a key measure of an insurance company’s financial condition under insurance laws and regulations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by National’s insurance regulators in its operations and constitute an event of default under certain of National’s contracts, thereby materially and adversely affecting National’s financial condition and results of operations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

Key Lending Agreements with Affiliates

National has entered into agreements with affiliates, which provide resources to affiliates that are more liquidity constrained, as follows:

National Secured Loan

National provided a secured loan to MBIA Insurance Corporation (“National Secured Loan”) in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. This loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National. The National Secured Loan has a fixed annual interest rate of 7% and a maturity date of December 2016. As of March 31, 2012, the outstanding amount under this loan was $1.1 billion. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payment due on April 1, 2012. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of March 31, 2012, which collateral is comprised of the following future receivables of MBIA Insurance Corporation (i) its right to receive put-back recoveries related to ineligible mortgage loans included in its insured second-lien RMBS transactions, (ii) future recoveries on defaulted insured second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions and (iii) future installment premiums. Since March 31, 2012, MBIA Insurance Corporation has borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. MBIA Insurance Corporation may seek to borrow additional amounts under the loan in the future. Any increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

Asset Swap

National maintained simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. for up to $2.0 billion based on the fair value of securities borrowed. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreement and derivative contracts in MBIA Inc.’s asset/liability products business. As of March 31, 2012, the notional amount utilized under each of these agreements was $1.0 billion and the fair value of collateral pledged by National and MBIA Inc. under these agreements was $1.0 billion and $1.1 billion, respectively. The net average interest rate on these transactions was 0.88% and 0.23% for the three months ended March 31, 2012 and 2011, respectively. The NYSDFS approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

Liquidity

Despite continued adverse macroeconomic conditions in the U.S., the incidence of default among National issuers remains extremely low and the liquidity position of National is sufficient to meet its cash requirements in the ordinary course of business.

National has utilized a liquidity risk management framework, the primary objectives of which are to monitor liquidity positions and projections in its business and guide the matching of liquidity resources to needs. National monitors its cash and liquid asset resources using stress-scenario testing. Members of MBIA Inc. and National senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis.

National’s liquidity management efforts focus on the liquidity resources of National for which National has not observed material liquidity risk to date but which are exposed to unexpected loss payments on its insured transactions and potential negative cash flow, and liquidity support arrangements with its affiliates.

Liquidity risk arises in National’s operations primarily from the following:

•

The insurance policies issued or reinsured by National, provide unconditional and irrevocable guarantees of payments of the principal of, and interest or other amounts owing on, insured obligations when due; or, in the event that the insurance company has the right, at its discretion, to accelerate insured obligations upon default or otherwise, upon the insurance company’s election to accelerate. In the event of a default in payment of principal, interest or other insured amounts by an issuer, National generally promises to make funds available in the insured amount within one to three business days following notification. In some cases, the amount due can be substantial, particularly if the default occurs on a transaction to which National has a large notional exposure or on a transaction structured with large, bullet-type principal maturities. The fact that National’s financial guarantee contracts generally cannot be accelerated by a party other than the insurer helps to mitigate liquidity risk in this segment.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

•

National has entered into certain transactions to support the liquidity needs of its affiliates. These include the National Secured Loan to MBIA Insurance Corporation and the Asset Swap through which National provides liquid assets to MBIA Inc. As a result of these transactions, National is subject to repayment risk, which may adversely affect its liquidity. The repayment of the National Secured Loan will primarily be predicated on MBIA Insurance Corporation’s ability to successfully enforce its rights to have mortgage sellers/servicers cure, replace or repurchase ineligible mortgage loans from securitizations it insured. In addition, changes in the market value of securities sold to National under its Asset Swap with MBIA Inc. can adversely affect its liquidity position if MBIA Inc. were unable to pledge additional eligible assets in order to meet minimum required collateral amounts.

•

National requires cash for the payment of operating expenses. Declines in operating cash inflows due to the absence of meaningful new business writings, declines in cash inflows from investment income, unanticipated expenses, or an impairment or significant decline in the fair value of invested assets could negatively impact National’s liquidity position.

National held cash and short-term investments of $780 million as of March 31, 2012, of which $690 million was highly liquid and consisted predominantly of highly rated municipal, U.S. agency and corporate bonds. As of December 31, 2011, National held cash and short-term investments of $771 million, of which $703 million was highly liquid and consisted predominantly of highly rated municipal, U.S. agency and corporate bonds. With the exception of its loan to MBIA Insurance Corporation, most of National’s investments, including those encumbered by the Asset Swap, are liquid and highly rated.

Note 2: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of National and its wholly-owned subsidiaries. The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s consolidated financial statements and notes thereto included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three months ended March 31, 2012 may not be indicative of the results that may be expected for the year ending December 31, 2012. The December 31, 2011 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or shareholder’s equity for all periods presented.

Statements of Cash Flows

National previously has reported the consolidated statements of cash flows on an indirect method. The indirect method uses accrual accounting information to present the cash flows from operations. Beginning this period, National has elected to present consolidated statements of cash flows using the direct method. The direct method uses actual cash flow information from National’s operations, rather than using accrual accounting values. Under either the direct or indirect method, the cash flows from operations remain the same. The presentation of cash flows from investing and financing activities using either the direct or indirect method is identical. The change to the direct method of presenting cash flows from operations was implemented retroactively for all periods presented. Use of the direct method requires a reconciliation of net income to cash flows from operations. This reconciliation is provided as a supplement directly beneath the consolidated statements of cash flows.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Significant Accounting Policies (continued)

Subsequent Events

National evaluated all subsequent events as of May 10, 2012, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components only in the statement of changes in equity except for the presentation of reclassification adjustments for which compliance has been deferred. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for National beginning January 1, 2012. In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which defers certain aspects of ASU 2011-05 related to the presentation of reclassification adjustments. National adopted this standard as of January 1, 2012. As this standard only affects National’s presentation of comprehensive income, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Consolidated Statements of Comprehensive Income” and “Consolidated Statement of Changes in Shareholder’s Equity” for presentation of comprehensive income under the new standard.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards. National adopted this standard as of January 1, 2012. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 5: Fair Value of Financial Instruments” for these disclosures.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. National adopted this standard on a prospective basis in the first quarter of 2012. As National is currently not writing any significant new business, the adoption of this standard did not have a material effect on National’s consolidated balance sheets, results of operations, or cash flows. The amount of acquisition costs capitalized during the first quarter of 2012 compared with the amount of acquisition costs that would have been capitalized during the period if National’s previous policy had been applied during that period is not material because National did not write any significant new business during the period.

Refer to the Notes to Consolidated Financial Statements of National included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 for further information regarding the effects of recently adopted accounting standards on prior year financials.

Note 4: Loss and Loss Adjustment Expense Reserves

For the three months ended March 31, 2012, National recognized $14 million of loss and loss adjustment expense (“LAE.”)

Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for information about National’s monitoring of outstanding insured obligations and for a summary of its loss reserving process.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of March 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	20	15	7	47	89
Number of issues(1)	10	8	7	17	42
Remaining weighted average contract period (in years)	13.1	8.9	13.3	12.4	12.1
Gross insured contractual payments outstanding(2):
Principal	$682	$338	$125	$953	$2,098
Interest	1,149	159	83	1,050	2,441

Total	$1,831	$497	$208	$2,003	$4,539

Gross claim liability	$-	$-	$-	$456	$456
Less:
Gross potential recoveries	-	-	-	417	417
Discount, net	-	-	-	5	5

Net claim liability (recoverable)	$-	$-	$-	$34	$34

Unearned premium revenue	$13	$7	$2	$21	$43

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	21	13	8	42	84
Number of issues(1)	10	7	6	15	38
Remaining weighted average contract period (in years)	14.7	9.2	9.8	13.1	12.7
Gross insured contractual payments outstanding(2):
Principal	$655	$337	$152	$802	$1,946
Interest	1,195	162	76	977	2,410

Total	$1,850	$499	$228	$1,779	$4,356

Gross claim liability	$-	$-	$-	$436	$436
Less:
Gross potential recoveries	-	-	-	407	407
Discount, net	-	-	-	2	2

Net claim liability (recoverable)	$-	$-	$-	$27	$27

Unearned premium revenue	$14	$7	$1	$21	$43

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transaction documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, these recoveries are reclassified from loss and LAE reserves to insurance loss recoverable. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

While National believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

The following table provides information about the components of National’s loss and LAE reserves and insurance loss recoverable included within National’s “Classified List” as of March 31, 2012 and December 31, 2011:

In millions	As of March 31, 2012	As of December 31, 2011
Loss reserves (claim liability)	$171	$159
LAE reserves	4	3

Loss and LAE reserves	$175	$162

Insurance claim loss recoverable	$(141)	$(136)
LAE insurance loss recoverable	(20)	(14)

Insurance loss recoverable	$(161)	$(150)

The following table presents changes in National’s loss and LAE reserves for the three months ended March 31, 2012. Changes in the loss and LAE reserve attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 1.71% as of March 31, 2012.

In millions

Gross Loss and LAE Reserve as of December 31, 2011	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserve as of March 31, 2012
$162	$-	$-	$-	$-	$(1)	$13	$-	$1	$175

The increase in case reserves for the three months ended March 31, 2012 primarily related to changes in assumptions.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in National’s insurance loss recoverable for the three months ended March 31, 2012. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and the changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions

Insurance Loss Recoverable as of December 31, 2011	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amounts of Collections	Changes in Assumptions	Changes in LAE Recoverable	Insurance Loss Recoverable as of March 31, 2012
$150	$-	$-	$-	$-	$-	$5	$6	$161

The increase in insurance loss recoverable for the three months ended March 31, 2012 primarily related to paid claims and LAE for which National expects to be fully reimbursed based on contractual rights and sources of recovery judged to be sufficient to provide National full loss reimbursement.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the expenses (gross and net of reinsurance) related to remedial actions for insured obligations included in National’s surveillance categories:

	Three months ended March 31,
In millions	2012	2011
Loss adjustment expense incurred, gross	$3	$0
Loss adjustment expense incurred, net	$3	$0

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on National’s balance sheets as of March 31, 2012 and December 31, 2011:

	As of March 31,		As of December 31,
	2012		2011
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale, investments carried at fair value, and investments pledged as collateral	$3,935	$3,935	$4,054	$4,054
Other investments	14	14	15	15
Cash and cash equivalents	238	238	137	137
Securities purchased under agreements to resell	999	1,088	1,335	1,460
Secured loan to an affiliate	1,130	1,151	1,130	1,130
Accrued investment income	61	61	40	40
Receivable for investments sold	37	37	2	2
Liabilities:
Securities sold under agreements to repurchase	999	1,045	1,335	1,426
Payable for investments purchased	14	14	3	3
Derivative liabilities	8	8	9	9
Financial Guarantees:
Gross	2,342	2,065	2,455	1,665
Ceded	-	69	-	60

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. National’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Pledged as Collateral and Investments at Fair Value

U.S. Treasury and government agency —U.S. Treasury securities are valued based on quoted market prices in active markets. The fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Corporate obligations —Corporate obligations are valued using recently executed transaction prices or quoted market price where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, bond or single name credit default swap (“CDS”) spreads for similar instruments and diversity scores. Corporate obligations are generally categorized as Level 2 of the fair value hierarchy. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Mortgage-backed securities and asset-backed securities —Mortgage-backed securities (“MBSs”) and asset-backed securities (“ABSs”) are valued using recently executed transaction prices. When position-specific quoted prices are not available, the MBSs and ABSs are valued based on quoted prices for similar securities. If quoted prices are not available, MBSs and ABSs are valued using a valuation model based on observable inputs, including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBSs and ABSs are categorized as Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds —State and municipal bonds are valued using recently executed transaction prices, quoted market prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Money market securities —The fair value of money market securities is based on quoted prices in an active market. These money market securities are categorized in Level 1 of the fair value hierarchy.

Other Investments

Other investments include National’s interest in perpetual and preferred securities and the loan receivable. Fair value of other investments is determined using quoted market prices. Other investments are categorized in Level 2 or Level 3 when significant inputs of the fair value hierarchy are unobservable.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate their fair values due to the short maturities of these instruments.

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Secured Loan to an affiliate

The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees —The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. The Assured Guaranty Corporation CDS spread and recovery rates are used as the discount rate for National and incorporate the nonperformance risk of National.

The carrying value of National’s gross financial guarantee liability consists of unearned premium revenue and loss and LAE reserves net of insurance loss recoverable as reported on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Ceded Financial Guarantees —The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums as reported in “Other assets” on National’s consolidated balance sheets.

Valuation of Financial Instruments

National performs valuation of financial instruments through the asset management advisory business of MBIA Inc. (“MBIA”). The fair value measurements of financial instruments held or issued by National are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, MBIA uses alternate valuation methods, including either dealer quotes for similar contracts or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions and changes to these variables may produce materially different values.

The fair value pricing of assets and liabilities is a function of many components which include interest rate risk, market risk, liquidity risk and credit risk. For financial instruments that are internally valued by MBIA, as well as those for which MBIA uses broker quotes or pricing services, credit risk is typically incorporated by using appropriate credit spreads or discount rates as inputs.

Substantially all of National’s investments are priced by independent third parties, including pricing services and brokers. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of its investment portfolio as of March 31, 2012 or December 31, 2011. Typically MBIA receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. When a price is received from more than one source, MBIA uses the lower of the prices provided. MBIA reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When MBIA believes a third-party quotation differs significantly from its internal value, whether higher or lower, MBIA reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and MBIA still does not agree with the price provided, MBIA will try to obtain a price from another third party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. All challenges to third-party prices are reviewed by staff of MBIA with relevant expertise to ensure reasonableness of assumptions and compliance with internal control and documentation procedures.

In addition to challenging pricing assumptions, MBIA obtains independent auditor reports from significant third-party pricing services regarding their key controls over data provided to MBIA. These reports are obtained annually and are reviewed by MBIA to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at MBIA to ensure proper measurement of the fair values of its investments. In the event that any controls are identified by independent auditors in these reports as insufficient, MBIA will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No significant control deficiencies were noted for significant third-party pricing services used.

Significant Unobservable Inputs

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Instruments that trade infrequently and, therefore, have little or no price transparency are classified within Level 3 of the fair value hierarchy. Also included in Level 3 are financial instruments that have significant unobservable inputs deemed significant to the instruments’ overall fair value. These instruments are comprised of fixed-maturity investments with significant unobservable inputs (Level 3 of the fair value hierarchy). Quantitative information regarding the significant unobservable inputs of fixed-maturity investments have been excluded for disclosure as they are determined using unadjusted broker prices and other third-party pricing service valuations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy table presents information about National’s assets and liabilities that are disclosed at fair value but not recorded at fair value on National’s consolidated balance sheet as of March 31, 2012:

	Fair Value Measurements at Reporting Date Using			Balance as of March 31, 2012
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Securities purchased under agreements to resell	$24	$868	$196	$1,088
Secured loan to an affiliate	-	1,151	-	1,151
Receivable for investments sold	37	-	-	37
Accrued Investment Income	37	24		61
Other investments	-	-	9	9

Liabilities:
Securities sold under agreements to repurchase	76	969	-	1,045
Payable for investments purchased	14	-	-	14

Financial Guarantees:
Gross	-	-	2,065	2,065
Ceded	-	-	69	69

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2012
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$455	$54	$-		$509
Foreign governments	-	2	-		2
Corporate obligations	-	359	-		359
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,148	-		1,148
Residential mortgage-backed non-agency	-	15	4	(1)	19
Commercial mortgage-backed	-	18	1	(1)	19
Asset-backed securities:
Collateralized debt obligations	-	5	3	(1)	8
Other asset-backed	-	60	9	(1)	69
State and municipal bonds	-	598	-		598

Total taxable bonds	455	2,259	17		2,731
Tax-exempt bonds:
State and municipal bonds	-	1,054	27	(1)	1,081

Total fixed maturity investments	455	3,313	44		3,812
Other investments:
Money market securities	123	-	-		123
Perpetual preferred securities	-	5	-		5

Total	123	5	-		128

Total assets	$578	$3,318	$44		$3,940

Liabilities:
Derivative liabilities	$-	$8	$-		$8

Total liabilities	$-	$8	$-		$8

(1) - Unobservable inputs are either not developed by the Company or do not significantly impact the overall fair values of the aggregate financial assets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$387	$11	$-	$398
Foreign governments	-	1	-	1
Corporate obligations	1	292	-	293
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,218	-	1,218
Residential mortgage-backed non-agency	-	10	5	15
Commercial mortgage-backed	-	22	2	24
Asset-backed securities:
Collateralized debt obligations	-	6	5	11
Other asset-backed	-	56	8	64
State and municipal bonds	-	565	-	565

Total taxable bonds	388	2,181	20	2,589
Tax-exempt bonds:
State and municipal bonds	-	1,136	28	1,164

Total fixed maturity investments	388	3,317	48	3,753
Other investments:
Money market securities	301	-	-	301
Perpetual preferred securities	-	4	1	5

Total	301	4	1	306

Total assets	$689	$3,321	$49	$4,059

Liabilities:
Derivative liabilities	$-	$9	$-	$9

Total liabilities	$-	$9	$-	$9

There were no transfers in or out of Level 1 during the three months ended March 31, 2012 and 2011. All fair value hierarchy designations are made at the end of each accounting period.

Level 3 Analysis

Level 3 assets were $44 million and $49 million as of March 31, 2012 and December 31, 2011, respectively and represented 1.1% and 1.2% of total assets measured at fair value, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following table presents information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the three months ended March 31, 2012 and 2011:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2012

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2012
Assets:
Residential mortgage-backed non-agency	$5	$-	$-	$-	$-	$-	$-	$-	$-	$-	$(1)	$4	$-
Commercial mortgage-backed	2	-	-	-	-	-	-	-	-	-	(1)	1	-
Collateralized debt obligations	5	-	-	-	-	-	-	-	(2)	1	(1)	3	-
Other asset-backed	8	-	-	-	-	1	-	-	-	2	(2)	9	-
State and municipal tax-exempt bonds	28	-	-	-	-	-	-	(1)	-	-	-	27	-
Perpetual preferred securities	1	-	-	1	-	-	-	-	-	-	(2)	-	-

Total assets	$49	$-	$-	$1	$-	$1	$-	$(1)	$(2)	$3	$(7)	$44	$-

(1) - Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2011
Assets:
Residential mortgage-backed agency	$-	$-	$-	$-	$-	$1	$-	$-	$ (1)	$-	$-	$-	$-
Residential mortgage-backed non-agency	-	-	-	-	-	2	-	-	-	3	-	5	-
Commercial mortgage-backed	-	-	-	-	-	8	-	-	-	-	-	8	-
Collateralized debt obligations	1	-	-	-	-	-	-	-	-	-	(1)	-	-
Other asset-backed	7	-	-	-	-	1	-	(1)	-	-	(4)	3	-
State and municipal tax-exempt bonds	35	-	-	-	-	-	-	(2)	-	-	-	33	-

Total assets	$43	$-	$-	$-	$-	$12	$-	$(3)	$ (1)	$3	$(5)	$49	$-

(1) - Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $3 million and $7 million, respectively, for the three months ended March 31, 2012. Transfers into and out of Level 2 were $7 million and $3 million, respectively, for the three months ended March 31, 2012. Transfers into Level 3 were principally for other ABS and collateralized debt obligations where inputs, which are significant to their valuation, were unobservable during the quarter. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were principally for other ABS and perpetual preferred securities. For the three months ended March 31, 2012 the net unrealized loss related to the transfers into and out of Level 3 was not significant.

Transfers into and out of Level 3 were $3 million and $5 million, respectively, for the three months ended March 31, 2011. Transfers into and out of Level 2 were $5 million and $3 million, respectively, for the three months ended March 31, 2011. Transfers into Level 3 were principally for residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the period. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were for other ABS and collateralized debt obligations.

There were no changes and balances in Level 3 liabilities measured at fair value on a recurring basis for the three months ended March 31, 2012 and 2011.

Note 6: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments with diversified maturities. Other investments comprise money market securities, preferred securities and loan receivables that bear interest.

The following tables present the amortized cost and fair value of fixed-maturity investments and other investments designated as available-for-sale included in the consolidated investment portfolio of National as of March 31, 2012 and December 31, 2011:

	March 31, 2012
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$489	$1	$(1)	$489
Corporate obligations	270	6	(3)	273
Mortgage-backed securities:
Residential mortgage-backed agency	1,064	46	-	1,110
Residential mortgage-backed non-agency	18	1	(1)	18
Commercial mortgage-backed	11	-	-	11
Asset-backed securities:
Collateralized debt obligations	8	-	-	8
Other asset-backed	61	1	-	62
State and municipal bonds	572	26	(2)	596

Total taxable bonds	2,493	81	(7)	2,567
Tax-exempt bonds:
State and municipal bonds	1,035	46	(1)	1,080

Total tax-exempt bonds	1,035	46	(1)	1,080

Total fixed-maturity investments	3,528	127	(8)	3,647
Other investments:
Perpetual preferred securities	5	-	-	5
Money market securities	121	-	-	121

Total other investments	126	-	-	126

Total available-for-sale investments	$3,654	$127	$(8)	$3,773

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

	December 31, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$384	$3	$-	$387
Corporate obligations	204	7	(4)	207
Mortgage-backed securities:
Residential mortgage-backed agency	1,132	47	-	1,179
Residential mortgage-backed non-agency	16	1	(2)	15
Commercial mortgage-backed	16	-	(1)	15
Asset-backed securities:
Collateralized debt obligations	10	-	-	10
Other asset-backed	55	1	-	56
State and municipal bonds	544	19	(2)	561

Total taxable bonds	2,361	78	(9)	2,430
Tax-exempt bonds:
State and municipal bonds	1,120	41	(1)	1,160

Total tax-exempt bonds	1,120	41	(1)	1,160

Total fixed-maturity investments	3,481	119	(10)	3,590
Other investments:
Perpetual preferred securities	6	-	(1)	5
Money market securities	300	-	-	300

Total other investments	306	-	(1)	305

Total available-for-sale investments	$3,787	$119	$(11)	$3,895

Fixed-maturity investments carried at fair value of $6 million as of March 31, 2012 and December 31, 2011 were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of March 31, 2012. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$365	$365
Due after one year through five years	259	264
Due after five years through ten years	345	354
Due after ten years through fifteen years	224	233
Due after fifteen years	1,173	1,222
Mortgage-backed	1,093	1,139
Asset-backed	69	70

Total fixed-maturity investments	$3,528	$3,647

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of March 31, 2012 and December 31, 2011 related to available-for-sale fixed-maturity investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

	March 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$269	$(1)	$-	$-	$269	$(1)
Corporate obligations	134	(3)	1	-	135	(3)
Mortgage-backed securities:
Residential mortgage-backed agency	12	-	-	-	12	-
Residential mortgage-backed non-agency	9	(1)	2	-	11	(1)
Commercial mortgage-backed	4	-	-	-	4	-
Asset-backed securities:
Collateralized debt obligations	8	-	-	-	8	-
Other asset-backed	6	-	1	-	7	-
State and municipal bonds	82	(1)	21	(1)	103	(2)

Total taxable bonds	524	(6)	25	(1)	549	(7)
Tax-exempt bonds:
State and municipal bonds	12	-	24	(1)	36	(1)

Total tax-exempt bonds	12	-	24	(1)	36	(1)
Other investments:
Perpetual preferred securities	3	-	-	-	3	-

Total other investments	3	-	-	-	3	-

Total	$539	$(6)	$49	$(2)	$588	$(8)

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$200	$-	$-	$-	$200	$-
Corporate obligations	71	(4)	-	-	71	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	19	-	-	-	19	-
Residential mortgage-backed non-agency	7	(1)	2	(1)	9	(2)
Commercial mortgage-backed	8	(1)	-	-	8	(1)
Asset-backed securities:
Collateralized debt obligations	9	-	-	-	9	-
Other asset-backed	18	-	-	-	18	-
State and municipal bonds	149	(2)	21	-	170	(2)

Total taxable bonds	481	(8)	23	(1)	504	(9)
Tax-exempt bonds:
State and municipal bonds	14	-	75	(1)	89	(1)

Total tax-exempt bonds	14	-	75	(1)	89	(1)
Other investments:
Perpetual preferred securities	4	(1)	-	-	4	(1)

Total other investments	4	(1)	-	-	4	(1)

Total	$499	$(9)	$98	$(2)	$597	$(11)

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

The weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2012 and December 31, 2011 was 13 and 14 years, respectively. As of March 31, 2012, there were 17 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $2 million. Among these securities, the book value of 4 securities exceeded market value by more than 5%. As of December 31, 2011, there were 26 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $2 million. Among these securities, the book value of 5 securities exceeded market value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolio were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management, or other plans as of March 31, 2012 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolio to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Note 7: Investment Income and Gains and Losses

The following table presents National’s total investment income:

	Three Months Ended March 31,
In millions	2012	2011
Fixed-maturity	$33	$58
Other investments	23	1

Gross investment income	56	59
Investment expenses	2	1

Net investment income	54	58
Fixed-maturity:
Gains(1)	10	10
Losses	-	(6)

Net(2)	10	4

Total investment income	$64	$62

(1) - Includes net trading gain of $4 million for the three months ended March 31, 2012.

(2) - Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on the consolidated statements of operations of National.

Net realized gains (losses) from fixed-maturity investments are typically generated as a result of the ongoing management of National’s investment portfolio for the three months ended March 31, 2012 and 2011.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within National shareholder’s equity consisted of:

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investment Income and Gains and Losses (continued)

In millions	As of March 31, 2012	As of December 31, 2011
Fixed-maturity:
Gains	$127	$119
Losses	(8)	(10)

Net	119	109
Other investments:
Losses	-	(1)

Net	-	(1)

Total	119	108
Deferred income taxes provision (benefit)	42	38

Unrealized gains (losses), net	$77	$70

The change in net unrealized gains (losses), presented in the table above, consisted of:

In millions	As of March 31, 2012	As of December 31, 2011
Fixed-maturity	$10	$175
Other Investments	1	(1)

Total	11	174
Deferred income tax charged (credited)	4	61

Change in unrealized gains (losses), net	$7	$113

Note 8: Income Taxes

National’s income taxes and the related effective tax rates for the three months ended March 31, 2012 and 2011 are as follows:

	Three Months Ended March 31,
In millions	2012		2011
Pre-tax income (loss)	$49		$110
Provision (benefit) for income taxes	$15	30.6%	$29	26.4%

National’s effective tax rate is lower than the statutory tax rate of 35% for the three months ended March 31, 2012 and 2011 primarily due to tax-exempt interest income.

National adjusts annual forecasted pretax income for fair value adjustments, capital gains/losses and other tax adjustments as discrete items when projecting its 2012 annual effective tax rate. National has accounted for these discrete items at the federal applicable tax rate after applying the projected annual effective tax rate to its actual three-month results excluding discrete items.

Accounting for Uncertainty in Income Taxes

As of March 31, 2012 and 2011, National did not have any uncertain tax positions and corresponding interest or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. It files premium and franchise taxes in various states. The Internal Revenue Service (“IRS”) has concluded its examination of MBIA Inc.’s consolidated income tax return for tax years 2004 through 2009. In 2012, MBIA Inc. was informed that the results of the examination were reviewed and accepted by the Joint Committee of Taxation and National will not have any adjustments related to this examination.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Income Taxes (continued)

Tax Sharing Arrangement

National files its U.S. Corporation Income Tax Return as a member of MBIA Inc.’s consolidated group. National participates in a tax sharing agreement with MBIA Inc. under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. MBIA Inc. intends, as part of the agreement that no member’s net operating loss will expire without compensation.

In the first quarter of 2012, National has, under the tax sharing agreement, made three tax payments totaling $35 million which included a 2010 return to provision true up adjustment, additional tax liability for tax year ended 2011 and a first quarter 2012 tax liability. All payments are being placed in escrow by MBIA Inc. and will remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

Note 9: Commitments and Contingencies

The following commitments and contingencies provide an update to those discussed in “Note 15: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 of MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.2 of Form 10-K. In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

Corporate Litigation

Trustees of the Police and Fire Retirement System of the City of Detroit v. Clapp et al., No. 08-CV-1515 (S.D.N.Y.)

On June 3, 2011, Plaintiff filed an amended derivative complaint against certain of MBIA’s present and former officers and directors, and against MBIA, as nominal defendant. MBIA’s response was filed on January 16, 2012.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

In August 2011, plaintiffs filed amended versions of their respective complaints. On October 20, 2011, the court overruled MBIA’s demurrers to plaintiffs’ amended complaints. Briefing is complete on MBIA and the other monoline defendants’ special motion to strike pursuant to California’s anti-SLAPP statute. A decision is pending.

Transformation Litigation

Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (R.S.) (S.D.N.Y.)

On April 11, 2012, the Aurelius Plaintiffs and MBIA filed a Stipulation of Dismissal resolving the litigation, and the case has been closed on the court’s docket.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/09 (N.Y. Sup. Ct., N.Y. County)

On April 11, 2012, UBS AG, London Branch withdrew from the litigation. On May 7, 2012, Natixis withdrew from the litigation. Sixteen of the original eighteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA-insured exposures. On April 20, 2012, Justice Kapnick indicated that the case would be stayed pending conclusion of the trial in the Article 78 proceeding discussed below.

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

Submission of papers relating to the original petition was completed on March 16, 2012. A trial is scheduled for May 14, 2012. On April 11, 2012, UBS AG, London Branch withdrew from the litigation. On May 7, 2012, Natixis withdrew from the litigation. As described above, sixteen of the original eighteen plaintiffs have dismissed their claims.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

The proceeding is currently stayed.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Commitments and Contingencies (continued)

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 10: Subsequent Events

Refer to “Note 9: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2012.